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                                                                    EXHIBIT 14.3

SOURCE INTERLINK COMPANIES, INC.
CODE OF CONDUCT
FOR DIRECTORS AND EXECUTIVE OFFICERS

In my role as a Director or Executive Officer of Source Interlink Companies, Inc., I certify that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

1. I act with honesty and integrity, avoiding actual and apparent conflicts with the interests of Source Interlink Companies, Inc. A conflict of interest would occur when an individual's private interest interferes - or even appears to interfere - with the interests of the company as a whole. When any issue arises that may present an actual or apparent conflict, I will bring that issue to the attention of our General Counsel or Chairman of our Audit Committee and seek a waiver or recuse myself from action on the particular matter.

2. In acting on any business for Source Interlink Companies, Inc., I comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies, and will act as appropriate within my position to assure that our company complies with such rules and regulations.

3. I understand the requirement that our company provide full, fair, timely and understandable disclosure to its external constituents, including our shareholders, the Securities and Exchange Commission, and other governmental agencies and will take that requirement into proper account in carrying out my duties as a Director or Executive Officer of the Company.

4. I understand that insider trading on the basis of non-public material information is both unethical and illegal and will not be tolerated by the company. As a Director or Executive Officer, I will abide by guidance from the company regarding appropriate periods when trading in the company's securities may be permitted, as well as periods when such trading is not permitted.

5. I respect the confidentiality of company information acquired in the course of my duties as a Director or Executive Officer of the company. Confidential information of the company or its customers may not be used for personal advantage. Confidential information includes all non-public information that might be of use to competitors, or harmful to the company or its customers, if disclosed

6. I understand that business opportunities within the scope of the company's business, as well as reasonable extensions of the scope of that business, represent corporate opportunities of Source Interlink Companies, Inc. and may not be diverted for any separate personal purpose or benefit. I will not take for myself personally any opportunities that are discovered through the use of corporate property, information or position. I will not use corporate property, information or position for personal gain. I will not compete with the company directly or indirectly. I will

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fulfill my duty to the company to advance its legitimate interests when the opportunity to do so arises.

7. I understand that the company has a duty to deal fairly with its customers, suppliers, competitors and employees. It is the company's policy that no employee should take unfair advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation, or any other practice of unfair dealing.

8. I understand that I have an obligation to protect the company's assets and ensure their efficient use and, within the scope of my responsibilities as a director or executive officer, will ensure that company assets are used for legitimate business purposes.

9. As a director or executive officer, I recognize that the company should proactively promote ethical behavior. Through its Code of Business Conduct and Ethics, the company encourages its employees to talk to supervisors, managers, General Counsel or the Human Resources staff when in doubt about the best course of action in a particular situation. The company also encourages that employees report violations of laws, rules, regulations or the Code of Business Conduct and Ethics to the company's Ethic Committee. In addition, the company ensures that its employees know that there will be no retaliation for reports made in good faith. I adhere to and support these principles.

Dated:
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Signed:
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